SALE AGREEMENT
Bay Point Resort Apartments, Corpus Christi TX

This Sale Agreement (“Agreement”) made and entered into as of June 8, 2007 (“Effective Date”) by and among Bay Point Resort Corpus Christi, L.P., a Texas limited partnership (“Seller”) and Triple Net Properties, L.L.C. a Virginia limited liability company (“Buyer”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:

0. Related Contract. For the purposes of this Section 0, the “HAC PSA” means the Sale Agreement dated concurrently herewith between Harbour Landing Corpus Christi, L.P., a Texas limited partnership (“HAC” and an affiliate of Seller) and Buyer, and “HAC Buyer” means Buyer under the HAC PSA and its successors and assigns. Buyer consents to any and all assignments by HAC Buyer of, and amendments by and between HAC and HAC Buyer to, the HAC PSA, whether or not Buyer is notified thereof.

Any default by HAC Buyer under the HAC PSA is a default by Buyer hereunder. Any default by Buyer hereunder is a default by HAC Buyer under the HAC PSA.

Any default by Seller hereunder is a default by HAC under the HAC PSA, and any default by HAC under the HAC PSA is a default by Seller hereunder; however, Seller is not personally liable for the defaults of HAC and HAC is not personally liable for the defaults of Seller.

Without Seller’s consent (which may be withheld or conditioned in Seller’s sole and absolute discretion), the Closing hereunder may not occur under any circumstances prior to the HAC PSA closing (“HAC Closing”). Therefore, without limitation:

(i) If Buyer terminates this Agreement for any reason (including a Seller default), then if the HAC Closing has not then occurred, the HAC PSA shall be deemed terminated concurrently by HAC Buyer (whether or not such termination constitutes a Buyer default hereunder or a HAC Buyer default under the HAC PSA). If HAC Buyer terminates the HAC PSA for any reason (including a Seller default), then Seller shall have the right to terminate this Agreement.

(ii) If Seller terminates this Agreement due to a Buyer default or the failure of a Closing condition for Seller’s benefit, then HAC shall be entitled to terminate the HAC PSA unless the HAC Closing has then occurred. If HAC terminates the HAC PSA due to a HAC Buyer default or the failure of a closing condition thereunder for HAC’s benefit, then HAC shall be entitled to terminate this Agreement, in which case Section 5.7.1 shall apply.

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

Broker - Diane Miramontes and Darcy Miramontes J.D., Grubb & Ellis|BRE Commercial, and Ernest Brown with Grubb & Ellis | San Antonio.

Closing - the consummation of the purchase of the Property in accordance with the terms of this Agreement.

Closing Date – August 2, 2007, provided that Buyer may, upon not less than 3 business days advance notice, change the Closing Date to July 31, or August 1, 2007.

Contingency Time - 4:00 p.m. Pacific time on June 14, 2007.

County – Nueces, Texas.

Deposit - (i) $500,000 (“First Deposit”); plus (ii) $500,000 payable on or before one business day after the Contingency Time (“Second Deposit”); plus (iii) all interest earned thereon while in escrow

Escrow Holder – LandAmerica Title Company.

Hazardous Materials - any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, Including asbestos or asbestos containing material, toxic mold and fungus, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

Improvements - the building and other improvements located on the Land.

Including (or variations thereof) — including, but without limitation.

Indemnify - indemnify, defend (with counsel reasonably acceptable to indemnitee), protect and hold harmless.

Land - those certain parcels of land described in the form Deed attached hereto as Exhibit A, together with all of the tenements, hereditaments and appurtenances belonging to or in any way appertaining to such real property, and all of Seller’s right, title and interest in and to (i) any and all real property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any and all water rights, mineral rights, easements and other rights appurtenant to such real property.

Lease - each lease and amendment delivered pursuant to Section 5.1.1 or executed after the Effective Date in accordance with Section 7.1.

Permits - federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Land and Improvements.

Permitted Exceptions - (1) current taxes and assessments not yet due and payable; (2) all matters in the PTR and any surveys delivered by Seller pursuant to Section 5.1.1 or obtained by Buyer or in any PTR supplements delivered to Buyer prior to the Contingency Time approved or deemed approved by Buyer pursuant to this Agreement; (3) the possessory rights of tenants; (4) any exception to title caused by Buyer or expressly approved in writing by Buyer; (5) any matters of record recorded prior to the effective date of the PTR approved or deemed approved by Buyer pursuant to this Agreement; (6) any matters disclosed in any supplements or amendments to the PTR delivered to Buyer prior to the Contingency Time approved or deemed approved by Buyer pursuant to this Agreement; and (7) any matters which Buyer could have discovered on or before the Contingency Time by a physical inspection or proper survey. Notwithstanding anything to the contrary, Permitted Exceptions shall not include any Removed Exceptions.

Personalty – all of Seller’s tangible personal property located on or in the Land and Improvements thereon and used in the operation thereof and all of seller’s intangible personal property relating to the Land and Improvements thereon, as listed on Exhibit E attached hereto and incorporated herein by this reference.

Possession – means a document either (i) in the actual, physical possession of Seller or its employees, or (ii) within the possession of an agent to or consultant of Seller and who has a contractual obligation to deliver such document to Seller upon demand.

Property – the Land and the Improvements thereon and all Personalty, the Permits relating to such Land and Improvements, and the interest of Seller in the Leases.

Property Conditions - Any matter whatsoever relating to the Property or this Agreement or of concern to Buyer, Including: title; the environmental condition of the Property (Including the presence or absence of Hazardous Materials in, on or about the Property and Including: claims, liabilities and contribution, reimbursement and indemnity rights relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under any Property, or for, connected with or arising out of any and all claims or causes of action based thereon Including any claims made under CERCLA or other similar environmental laws, whether state or Federal, providing for contribution); water, soil, pest and geological conditions of the Property; the financial condition of the Property; the suitability of the Property or any and all activities and/or uses which may be conducted thereon; the compliance of or by the Property with any and all laws, rules, ordinances or regulations of any applicable governmental authority or body (Including environmental, zoning, building codes, and the status of any development or use rights respecting the Property); the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; or the physical condition of the Improvements, Including construction defects, deferred maintenance or other adverse physical conditions or defects.

Purchase Price – Thirty-Three Million Two-Hundred Fifty Thousand and No/100 Dollars ($33,250,000.00).

PTR - a preliminary title report or commitment for title insurance for the Property issued by the Title Company, including copies of underlying documents.

Removed Exceptions - any (1) any liens caused by Seller and all monetary liens, other than the lien for taxes not yet due and payable; and (2) any lien for assessments under any CC&Rs or other document of record other than those assessments which are not yet due and payable.

Seller’s Knowledge - the actual knowledge of Paul C. Belden as of the date the representation is made and without any duty of discovery, investigation, inquiry or inspection; notwithstanding the reference to such person, such person shall have no liability to Buyer hereunder or otherwise.

Title Company – LandAmerica Title Company, through its agent LandAmerica American Title in Richardson, Texas.

2. Purchase and Sale of the Property. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

3. Purchase Price for Property. The Purchase Price for the Property shall be payable in the following manner:

3.1 Deposit.

3.1.1 Within one (1) business day after the mutual execution hereof, Buyer shall deposit with Escrow Holder the First Deposit. On the date specified in the definition of “Deposit” unless this Agreement has been terminated previously, Buyer shall deposit with Escrow Holder the Second Deposit. If any portion of the Deposit is not paid when required, then Buyer shall be in default and Seller may terminate this Agreement effective upon notice to Buyer.

3.1.2 If the Agreement is terminated pursuant to Section 5.5 before the Contingency Time, the Deposit (or so much thereof as has been actually deposited) shall be returned to Buyer. If the Agreement is not terminated as of the Contingency Time, the Deposit shall be either:

(i) credited against the Purchase Price at Closing; or

(ii) paid to Seller as liquidated damages pursuant to Section 11.1; or

(iii) returned to Buyer if this Agreement is terminated pursuant to Section 5.6; or

(iv) returned to Buyer if this Agreement is terminated prior to Closing pursuant to Section 5.7.1, as a result of failure of a condition or as a result of a default by Seller as provided in this Agreement.

Upon the HAC Closing, the Deposit shall be released to Seller (but shall remain refundable to the extent provided above).

3.2 Balance of Purchase Price. The balance of the Purchase Price, increased or decreased by any closing costs and prorations allocable to Buyer as provided below, shall be paid in full by a wire transfer by Buyer to Escrow Holder in immediately available federal funds, when and as provided in Section 6.3.2.

4. Title Review. Buyer agrees to request that Title Company promptly prepare and deliver the PTR to Buyer with a copy to Seller. Buyer shall have the right to disapprove any aspect of title pursuant to Section 5.5.

4.1 Except as provided in Sections 5.6 or 5.7(d) or if caused by a Seller default under Section 7.3, after the Contingency Time, none of the following events shall permit Buyer to terminate this Agreement, and the absence of any such events is not a condition to Closing: any changes in the status of title not approved in writing by Buyer or deemed approved per Sections 5.6 or 5.7(d); the issuance by Escrow Holder of any amendment or supplement to the PTR not approved in writing by Buyer or deemed approved per Section 5.7(d); the refusal of Escrow Holder to issue any desired endorsements; or the refusal of Escrow Holder to issue a title policy in a form other than the current form ALTA standard coverage owner’s policy. Therefore, Buyer is urged, but not required, to obtain a title commitment from Escrow Holder by the Contingency Time to insure against such risks.

5. Inspection and Contingencies.

5.1 Due Diligence Documents.

5.1.1 Specific Deliveries. Within three (3) business days after the opening of Escrow, Seller shall deliver to Buyer copies of the following documents (“Due Diligence Documents”):

(1)	The most recent survey of the Property in Seller’s Possession.

(2)	All written environmental, engineering, soils and other physical reports commissioned by Seller, pertaining to the Property and in Seller’s Possession.

(3)	A rent roll on Seller’s standard form (“Rent Roll”) dated April 30, 2007 (“Opening Rent Roll”).

(4)	The 2005 (post Seller’s acquisition), 2006 and 2007 year to date operating statements of Seller for the Property in such form as is customarily maintained by Seller.

(5)	All contracts relating to the maintenance and operation of the Property (“Service Contracts”); excluding, however, any property management contracts with affiliates of Seller, any insurance policies and any sale or leasing brokerage listing agreements, none of which will be assigned to Buyer at the Closing.

(6)	Current year tax bills.

(7) Seller’s standard lease form.

5.1.2 Other Records. In addition to the above documents, on two (2) business days advance notice from Buyer, Seller shall, to the extent in Seller’s Possession, provide access to all of Seller’s books and records relating exclusively to the Property, including tenant lease correspondence and files (but excluding any privileged information, work product, marketing studies, appraisals and information relating to Seller itself), and such other diligence information as Buyer may reasonably request, to be inspected by the Buyer at the offices of the property manager during regular business hours.

5.1.3 Return of Documents. If this Agreement is terminated prior to Closing for any reason, then promptly following such termination (and as a condition to return of the Deposit to Buyer if Buyer is so entitled), Buyer shall return to Seller, within five (5) business days after termination: (i) all original Due Diligence Documents (and Buyer shall use best efforts to return all copies made by Buyer or transferees thereof from Buyer); and (ii) copies of all third party reports and studies relating to the Property and received by Buyer, but without any representation or warranty by Buyer.

5.2 Inspections. Until the Contingency Time, Buyer, through its agents, employees and independent contractors (“Buyer’s Agents”), has the right to enter the Land and Improvements, for the purpose of inspecting the same and performing, at its sole cost and expense, environmental, engineering and other inspection or tests thereon. Buyer agrees to provide Seller with at least two (2) business days notice prior to performing any such inspections or tests, which inspections and tests shall be subject to Seller’s reasonable approval. Buyer shall have no right to perform any invasive testing or borings without Seller’s prior written consent which may be withheld in Seller’s sole and absolute discretion. Seller shall have the right to have one or more of its agents or representatives accompany Buyer or Buyer’s Agents at all times while Buyer or Buyer’s Agents are on the Property. As a condition to any entry, Buyer shall provide Seller with sufficient evidence to show that Buyer and Buyer’s Agents, who are to enter upon the Property, are adequately covered by a general commercial liability insurance policy issued by a carrier reasonably acceptable to Seller against any and all liability arising out of Buyer’s or Buyer’s Agents’ entry upon and Inspection of the Property, Including any loss or damage to the Property, with coverage in the amount of not less than $2,000,000 per occurrence. Such insurance shall name Seller as an additional insured.

5.3 Indemnity. Buyer Indemnifies Seller, and its employees, agents and consultants, against any loss, damage or liability caused by Buyer or its employees or agents arising or connected with said presence on the Property, inspections and/or testing, Including any mechanics’ or materialmen’s liens, attorneys’ fees and court costs incurred in connection with the defense of said claims.

5.4 Omitted.

5.5 Contingency Time Disapproval. Buyer may terminate this Agreement for no reason or for any reason (Including as a result of Buyer’s review and investigations under Sections 4, 5.1 or 5.2) by delivery of written notice of such termination before the Contingency Time. If Buyer fails, or elects not, to terminate this Agreement by the Contingency Time, then upon the Contingency Time, all of the conditions in Sections 4, 5.1, and 5.2, and Buyer’s right to terminate per this Section 5.5, shall be deemed waived and shall terminate. If Buyer terminates this Agreement by the Contingency Time pursuant to this Section, Buyer shall be entitled to a return of the Deposit, the parties shall split equally any escrow cancellation fees and all obligations under this Agreement shall terminate except for Buyer’s obligations under Sections 5.1.3, 5.3 and 10.

5.6 Survey Contingency. Buyer has ordered a Property survey. If such survey is received prior to June 15, 2007, and if such survey discloses additional material and adverse title exceptions not disclosed in the PTR (“Survey Exception”), then Buyer may terminate this Agreement by written notice to Seller along with a copy of the Survey received by Seller on or before the earlier of June 15, 2007 or three (3) business days after the Buyer’s receipt of the survey (“Notice”). Upon Seller’s receipt of a timely Notice, this Agreement shall terminate, Buyer shall be entitled to a return of the Deposit, the parties shall split equally any escrow cancellation fees and all obligations under this Agreement shall terminate except for Buyer’s obligations under Sections 5.1.3, 5.3 and 10. This Section 5.6 shall terminate at the end of business on June 15, 2007.

5.7 Buyer Closing Conditions. The following are conditions to Closing for Buyer’s benefit, unless they have been waived by Buyer:

(a) Default. As a Buyer Closing condition, Seller shall not be in material default of any Seller pre-Closing covenant or any Section 8 representation and warranty, except with respect to any defaults known to Buyer before the Contingency Time.

(b) Rep Changes. As a Buyer Closing condition, no Change (other than those which are timely Cured) shall have occurred. The term “Change” means the discovery by Buyer (Including as a result of notice from Seller) after the Contingency Time and before the Closing that any Section 8 representation and warranty was true on the Effective Date but became untrue by Closing. The term “Material Change” means any Change which has, or if uncertain or unliquidated is reasonably expected to have, an adverse financial impact on Buyer exceeding $50,000. Seller covenants to deliver prompt written notice to Buyer of any Change known to Seller’s Knowledge. Upon a Material Change, Buyer shall give Seller written notice thereof and Seller shall have the option, but not the duty, to correct the underlying facts so as to cure such Material Change (“Cure”) within five (5) business days after such notice (and such Cure might include a reasonable indemnification of Buyer by Seller as to unliquidated matters). Seller’s election not, or failure, to Cure shall not constitute a Seller default, provided that Section 5.7.1 shall apply in the event of such election or failure by Seller.

(c) Title Policy. As a Buyer Closing condition, Escrow Holder shall be committed to issue at the Closing with respect to the Property an original standard coverage owner’s policy of title insurance on the standard current form of Title Company, in the amount of the Purchase Price, subject to no exceptions other than the Permitted Exceptions.

(d) PTR Supplements. If Title Company delivers any supplement to the PTR disclosing additional title exceptions first arising after the effective date of the PTR which in Buyer’s discretion adversely affect or cloud title (“New Exception”, but expressly excluding any title exceptions evidenced by the survey pursuant to Section 5.6, which are governed exclusively by Section 5.6), then Buyer may disapprove any New Exception by written notice to Seller by the later of the Contingency Time or three (3) business days after receipt of the supplemental report; provided that Buyer’s failure to timely object shall be deemed Buyer’s approval thereof (“Notice”). Upon receipt of a timely Notice, Seller shall within three (3) business days either (i) covenant to remove such New Exception by Closing; or (ii) elect not to do so; provided that Seller’s failure to timely object shall be deemed Seller’s election under subsection (ii). If Seller elects not to remove a New Exception, then Buyer may terminate this Agreement within three (3) business days Seller’s election or deemed election of Subsection (ii), in which case Section 5.7.1 shall apply, provided that if Buyer fails to timely terminate then the New Exception shall be deemed a Permitted Exception.

(e) Condemnation. As a Buyer Closing condition, Buyer shall not have received notice after the Contingency Time of a pending or threatened action, suit or proceeding to condemn or take all or any part of the Property under the power of eminent domain (“Condemnation”) either: (a) which materially impairs the access to or utility of all or any part of the Improvements; or (b) of more than 5% of the rentable apartment area in the Improvements. Seller shall promptly notify Buyer of any pending or threatened in writing Condemnation which Seller discovers after the Effective Date. If a Condemnation occurring after the Effective Date and prior to Closing but Buyer nonetheless waives this condition, then upon the Closing, Seller shall deliver all Condemnation awards received and assign the right to Buyer to any future Condemnation awards, which agreement of Seller shall survive Closing. Notwithstanding any Condemnation, there shall be no reduction in the Purchase Price.

(f) Casualty. As a Buyer Closing condition, no fire, storm, accident or other casualty to the Improvements shall have occurred after the Contingency Time, if the cost to repair the casualty is estimated by Seller’s insurance adjuster to exceed $250,000 (“Material Casualty”). Seller shall promptly notify Buyer of any casualty which Seller discovers after the Effective Date. In the event of any casualty occurring after the Effective Date and prior to Closing, upon the Closing, Seller shall deliver all insurance proceeds received (less the costs of Casualty repairs reasonably incurred for repairs completed and paid for by Seller prior to Closing) and assign the right to any future insurance proceeds, and the Purchase Price applicable to such Improvements shall be reduced by any deductible incurred. Notwithstanding the above, Seller shall retain any rent loss insurance proceeds relating to the pre-Closing period.

5.7.1 Failure. Upon failure of a Section 5.7 condition, Buyer may terminate this Agreement. Upon the Closing, all conditions in Section 5.7, and any default described in Section 5.7(a) of which Buyer has actual knowledge as of the Closing shall be deemed waived by Buyer, except as otherwise agreed to by Buyer and Seller in their sole and absolute discretion in a written amendment to this Agreement. If Buyer timely terminates this Agreement pursuant to this Section, Buyer shall be entitled to a return of the Deposit, the parties shall split equally any escrow cancellation fees and all obligations under this Agreement shall terminate except for Buyer’s obligations under Sections 5.1.3, 5.3 and 10.

6. CLOSING

6.1 Opening of Escrow. Escrow shall be opened upon delivery of the First Deposit and a fully signed copy of this Agreement to the Escrow Holder. The Deposit and any other funds delivered to Escrow Holder shall be deposited by Escrow Holder in an insured interest bearing account as designated by Buyer. Escrow Holder is hereby directed to disburse funds held by it in accordance with the terms and provisions of this Agreement and the Escrow Agreement entered into by Buyer and Seller in their sole and absolute discretion (the “Escrow Agreement” and in the event of any discrepancy between this Agreement and such Escrow Instructions, this Agreement shall govern), or as otherwise directed in a writing signed by both Buyer and Seller, or their legal counsel described in the Section 12 notice provisions. These instructions shall be irrevocable and shall supersede any conflicting provision in Escrow Holder’s general conditions or in any escrow instructions executed upon Escrow Holder’s request. This Agreement and the Escrow Agreement shall constitute escrow instructions to Escrow Holder.

6.2 Closing Date. Provided the Section 5.7 conditions have been satisfied or waived and the Section 6.3 deliveries have been made, the Closing shall occur on the Closing Date; provided, however, that if the Closing Date falls on a Saturday, Sunday or holiday the Closing shall occur on the next business day thereafter. The Closing shall take place through escrow at the Escrow Holder’s office or at such other place and time as the parties shall mutually agree.

6.2.1 Buyer and Seller instruct Escrow Holder not to record the Deed and otherwise consummate the Closing on any given day unless: (i) all deliveries pursuant to Sections 6.3 have been made by the time required; (ii) Escrow Holder is prepared to record the Deed; and (iii) Escrow Holder is ready, willing and able to wire out to or as directed by Seller Seller’s proceeds by 1:30 p.m., Texas time, or at a later time on the Closing Date provided that Seller’s proceeds are credited to the account of Seller (or, as applicable, its lender) on the Closing Date. Buyer shall have no liability for Escrow Holder’s failure to deliver Seller’s proceeds to Seller in accordance with instructions from Seller to Escrow Holder.

6.2.2 Seller Defeasance. Seller is defeasing a loan. On account of the three business day defeasance (or two day period if Buyer so requires and the defeased loan lender approves) process culminating on the Closing Date (“Defeasance Period”), notwithstanding anything to the contrary below, by the first day of the Defeasance Period, Buyer shall cause its lender to be irrevocably committed to close and fund on the first day of such Defeasance Period.

6.3 Closing Deliveries.

6.3.1 By Seller. On or before one (1) day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Holder the following, fully executed and acknowledged by Seller as applicable:

(1)	A special warranty deed in the form of Exhibit A attached hereto (the “Deed”).

(2)	Duplicate originals of the Assignment and Bill of Sale in the form of Exhibit B (the “Assignment”).

(3)	A FIRPTA affidavit in a form prepared by Escrow Holder (the “Affidavit”).

(4)	Escrow Holder’s settlement statement for Seller and Buyer.

(5)	A current Rent Roll dated not earlier than four (4) business days prior to Closing (the “Closing Rent Roll”).

(6)	A Notice to Tenants in the form of Exhibit C hereto.

(7)	Any other monies, documents, instruments, records, correspondence or agreements required of Seller hereunder that have not previously been delivered to Buyer or Escrow Holder (as applicable).

6.3.2 By Buyer. On or before one (1) day prior to the Closing (except as noted below), Buyer shall deliver, or cause to be delivered, to Escrow Holder the following, fully executed and acknowledged by Buyer as applicable:

(1)	The Purchase Price (less the Deposit previously delivered).

(2)	Duplicate originals of the Assignment.

(3) Escrow Holder’s settlement statement for Seller and Buyer.

(4)	Buyer’s share of Section 6.5 prorations and Buyer’s costs per Section 6.6.

(5)	Any other monies, documents, instruments, records, correspondence or agreements required of Buyer hereunder that have not previously been delivered to Seller or Escrow Holder (as applicable).

6.4	Closing Procedures.

6.4.1 Recordings. Upon receipt of the funds and instruments described in this Section 6 and written notice to proceed from Buyer and Seller, Escrow Holder shall record the Deed, and record all other documents, including deeds of reconveyance, necessary for title to the Property to be conveyed to Buyer free and clear of all liens and encumbrances and other matters of record, except for the Permitted Exceptions.

6.4.2 Deliveries. Escrow Holder shall immediately (i) deliver to Buyer: a conformed copy of the Deed; the original Assignment; the original Affidavit; and any other documents delivered into escrow by Seller; and (ii) deliver to Seller: the Purchase Price (less any of the deposit previously delivered and after deducting Seller’s share of Section 6.5 prorations and Seller’s Closing Costs set forth in Section 6.6); and any other documents delivered into escrow by Buyer that Buyer has instructed Escrow Agent to deliver to Seller.

6.4.3 Ex-Escrow Deliveries. Promptly following with the Closing, Seller shall deliver to Buyer outside of Escrow (to be delivered at the Seller’s property management office) all of the following in Seller’s Possession: keys to the Improvements; the original Leases and Lease files, including any tenant correspondence; Service Contracts; Permits; and any other books and records pertaining exclusively to the Property and/or required, necessary or reasonably desirable for the future ownership and operation of the Property (e.g. excluding historical data).

6.5 Prorations. At Closing, the following prorations shall be computed and apportioned between Buyer and Seller as of the date of Closing based on the ratio of the number of days in the period for which such charges are paid to the number of days in such period (i) before but not including the date of Closing and (ii) from and after the date of Closing.

6.5.1 Rents. The parties shall prorate the following: Lease rents (“Rents”): (i) due for the month in which the Closing occurs (“Closing Month”); and (ii) otherwise collected prior to the Closing. The parties shall not prorate the following until collected: Rents which are past due prior to the Closing Month (“Receivables”). Rents collected after Closing by Buyer shall be allocated: first to Buyer to the extent of collection costs; next to Buyer to the extent of Rents applicable to the post-Closing period and then due and payable; next to Seller to the extent of Receivables; and the remainder to Buyer. Seller shall retain the right to commence collection actions for Receivables (without any right to terminate leases or evict tenants).

6.5.2 Expenses. Water, sewer and utility charges and any other amounts payable under any Service Contracts, annual permits and/or inspection fees. Seller shall have the right to terminate any utility services on the day prior to Closing, in such case such expenses shall not be prorated; provided however, Seller shall provide Buyer not less than five (5) business days advance written notice in order to permit Buyer to concurrently re-commence such services.

6.5.3 Security Deposits. The amount of any security or other deposits under the Leases specified in the Closing Rent Roll shall be credited against the Purchase Price and Seller shall retain such deposits. After the Closing Date, Buyer shall Indemnify Seller against any claims or damages relating to any such deposit actually credited against the Purchase Price.

6.5.4 Taxes. Real and personal property taxes and assessments on the Property shall be prorated on the actual number of days elapsed.

6.5.5 Leasing Costs. For any Lease amendment, extension or new lease executed after the Effective Date in compliance with Section 7.1, at Closing Buyer shall assume all obligations to pay or incur tenant inducements to the extent outstanding under any such Lease (“Lease Costs”). Seller shall be and remain responsible for all brokerage commissions, tenant improvement costs and allowances and Lease Costs due on or before Closing with respect to any Lease executed on or before the Effective Date.

6.5.6 Non-Prorated Items. The following items shall not be prorated: insurance premiums.

6.5.7 Re-prorations. Seller and Buyer hereby agree that if any of the Section 6.5 prorations cannot be calculated accurately as of the Closing Date, then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon thereafter (but in no event shall re-prorations occur more than 90 days after the Closing) as sufficient information is available to permit the parties to effectively calculate such prorations, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.

6.6 Closing Costs. Seller shall pay: (1) 50% of the documentary transfer taxes; (2) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Property as herein provided; (3) the cost of the policy of title insurance required to be delivered pursuant to Section 5.7(c); (4) 50% of the Escrow Holder’s escrow fees; and (5) such other costs and expenses related to the acquisition of the Property normally paid by a seller in the County. Buyer shall pay: (6) 50% of the documentary transfer taxes; (7) all costs of title insurance other than that described in Subsection (3) Including premiums for extended coverage, any surveys obtained by Buyer and any endorsements; (8) 50% of the Escrow Holder’s Escrow fees; (9) the cost of any studies conducted by Buyer during Buyer’s due diligence; and (10) such other costs and expenses related to the acquisition of the Property normally paid by a buyer in the County.

7. Seller’s Escrow Period Covenants. Until the Closing or earlier termination of the Agreement, Seller covenants as follows:

7.1 Leases and Service Contracts. Seller shall continue to execute and extend Leases and to terminate Leases for default in the ordinary course of Seller’s business, except that after the Effective Date, Seller will not execute Leases: (i) with terms in excess of 12 months; or (ii) with free rent and other concessions in excess of one month’s rent (per the Opening Rent Roll) after Closing; or (iii) for rent less than that specified in the Opening Rent Roll. After the Effective Date, Seller agrees not to amend or terminate any Service Contracts or enter into any new service contracts which cannot be canceled as of Closing. Seller shall promptly deliver (and in all events prior to the Contingency Time) copies of all Service Contract terminations and amendments and new service contracts executed before the Contingency Time.

7.2. Condition of Property. Seller shall lease, manage and maintain the Property consistent with its current operating practices. Following the Effective Date, Seller shall maintain the Improvements in accordance with Seller’s normal operating practices, excepting (a) any obligation to repair damage from casualty events, which shall be subject to Section 5.7(f) above, (b) normal wear and tear, and (c) any obligation to expend more than $10,000 for any correction of defects, repairs or deferred maintenance (whether or not such expenditure would have normally been incurred in accordance with Seller’s normal operating practices). Seller shall give Buyer prompt written notice upon the discovery, to Seller’s Knowledge, of any material Improvement or piece of equipment which breaks or becomes damaged after the Effective Date and will not be repaired or replaced prior to Closing.

7.3 Title. After the Effective Date, Seller shall not cause or expressly permit any documents to be recorded adversely affecting title to the Property which will not be removed by Closing. After the Effective Date, Seller shall not cause, permit or suffer any monetary liens on the Property except for those expressly allowed as Permitted Exceptions. By Closing, Seller shall remove all Removed Exceptions.

7.5 Rent Ready. For any units which are vacant as of Closing, Seller shall make such units “rent ready” by Closing; provided that for any such units first vacated within 5 business days prior to the initially scheduled Closing Date, in lieu of making such unit rent ready Seller may elect to provide a Purchase Price credit to Buyer of $500 per unit.

8. Seller Representations and Warranties. Except as disclosed to the contrary in the Due Diligence Documents, Seller makes the following representations and warranties:

8.1 Such Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement has been, and the other documents to be executed by such Seller hereunder at the time of execution will have been, duly entered into by Seller and will constitute legal, valid and binding obligations of such Seller enforceable in accordance with their respective terms.

8.2 Such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

8.3 The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Seller nor constitute a default under any agreement or instrument to which Seller is a party or by which either Seller or the Property is bound.

8.4 Seller has not: (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy; (3) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (4) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (5) admitted in writing its inability to pay its debts as they come due; or (6) made an offer of settlement, extension or composition to its creditors generally.

8.5 There is no litigation, arbitration or administrative proceeding served upon Seller or, to Seller’s Knowledge pending or threatened in writing against Seller, with respect to the Property or this Agreement.

8.6 Seller has received no written notice from any governmental authority with jurisdiction over the Property alleging any current violation of any laws applicable to the Property.

8.7 To Seller’s Knowledge, the Opening Rent Roll for the Property is, and the Closing Rent Roll for the Property will be, true and correct as of the date thereof and to the following information specified therein: units occupied, monthly rent, term, security deposit.

9. Buyer Representations. Buyer represents and warrants as of the Effective Date and again as of the Closing as follows:

9.1 Waiver of Consumer Rights. Buyer acknowledges that the transaction contemplated by this Agreement constitute written contract involving consideration of more than $100,000.00 which is not related to Buyer’s residence. In furtherance thereof, Buyer acknowledges as follows:

(a) Buyer represents that it is a business consumer and that it seeks to acquire by purchase the goods that are the subject of this Agreement for commercial or business use. Buyer further represents that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the business transaction that is the subject of this Agreement. Buyer also represents that it is not in a significantly disparate bargaining position in relation to Seller.

(b) Buyer represents that is has been represented by legal counsel in seeking or acquiring the goods or services that are the subject of this Agreement and that the transaction contemplated this Agreement does not involve the purchase or lease of a family residence occupied as the residence of Buyer.

9.2 Buyer has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the other documents to be executed by Buyer hereunder will have been duly entered into by Buyer and will constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Buyer nor constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound.

9.3 Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy against it; (iii) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (iv) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

9.4 Buyer or its consultants/advisors have the expertise, knowledge and experience to analyze the Property.

9.5 “Reserved Matters” means any claims by Buyer against Seller for breach of any covenants, representations or warranties of Seller expressly set forth in this Agreement or the instruments to be delivered at Closing by Seller and not waived, terminated or limited pursuant to Sections 5.5, 5.7.1, 11.2, 13.9 or 13.10. Except for the Reserved Matters: (1) Seller has not made (and specifically negates and disclaims) any representations or warranties, promises, covenants, agreements or guarantees of any kind, character or nature whatsoever, whether express, implied or otherwise, oral, written, of, as to, concerning or relating to any Property Conditions; (2) by the Contingency Time, Buyer will have examined, reviewed and inspected all Property Conditions and other matters which, in Buyer’s judgment, bear upon the Property and its value and suitability for Buyer’s purposes; (3) upon Closing, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, review and inspections and the title insurance protection afforded by the owner’s title policy; and (4) upon Closing, Buyer shall assume the risk that Property Conditions, may not have been revealed by Buyer’s investigations. Except for the Reserved Matters, upon the Closing: (a) Buyer represents, warrants, acknowledges and agrees that upon the Closing, Buyer will be purchasing the Property on an “AS IS, WHERE IS, WITH ALL FAULTS” basis, without representation or warranty of any kind, character or nature, express, implied or otherwise; and (b) Buyer releases Seller and all of Seller’s members, agents and affiliates from, and waives any and all liability, claims, demands, damages and costs (Including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, any and all Property Conditions, Including: claims, liabilities and contribution, reimbursement and indemnity rights relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under any Property, or for, connected with or arising out of any and all claims or causes of action based thereon Including any claims made under CERCLA or other similar environmental laws, whether state or Federal, providing for contribution. Except for Reserved Matters, the parties intend that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected. Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown losses, damages, liabilities, costs and expenses.

10. Brokerage Commissions. Seller shall pay a real estate commission to Broker pursuant to separate agreements. Except for Broker, Seller and Buyer each represent and warrant that no other real estate commission, broker’s fee or finder’s fee is payable in connection with the transaction contemplated by this Agreement. Seller Indemnifies Buyer from and against any and all liabilities, claims, demands, damages, or costs of any kind (Including attorneys’ fees, costs and expenses) arising from or connected with any broker’s or finder’s fee or commission or charge (“Broker Claims”) claimed to be due by Broker or any person arising from or by reason of the conduct of such Seller with respect to this transaction. Buyer Indemnifies Seller from and against any and all Broker Claims claimed to be due by any person (other than Broker) arising from or by reason of the conduct of Buyer with respect to this transaction. The provisions of this Section shall survive the Closing hereunder.

11. Defaults.

11.1 Buyer Default. IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THOSE DAMAGES. SUCH DAMAGES WILL, HOWEVER, BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) THE DAMAGES SELLER WOULD BE ENTITLED TO IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSING AND A PURCHASE PRICE FOR THE PROPERTY AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE ON WHICH THIS AGREEMENT IS MADE THE EXTENT TO WHICH THE VALUE OF THE PROPERTY WILL INCREASE AS OF THE DATE SET FOR THE CLOSING. BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT AS AFORESAID. BUYER AND SELLER WISH TO AVOID THE COST AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF ESCROW FAILS TO CLOSE DUE TO A BUYER DEFAULT AS DESCRIBED ABOVE, THE SUM THEN REPRESENTED BY THE DEPOSIT (WHETHER THEN HELD BY ESCROW HOLDER, SELLER OR BOTH) SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES UNDER THE PROVISIONS OF APPLICABLE LAW, AND SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF THE FAILURE TO CLOSE ESCROW RESULTING FROM A BUYERS DEFAULT SHALL BE LIMITED TO SUCH AMOUNTS AND SELLER SHALL HAVE NO RIGHT TO AN ACTION FOR EITHER ADDITIONAL DAMAGES OR FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT. IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHTS SELLER MAY HAVE PURSUANT TO APPLICABLE LAW. BY INITIALING THIS PROVISION IN THE SPACES BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS CONTAINED HEREIN AND AGREE THAT SUCH SUM IS A REASONABLE SUM CONSIDERING THE CIRCUMSTANCES AS THEY EXIST ON THE DATE OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE PAYMENT OF LIQUIDATED DAMAGES TO SELLER PURSUANT TO THE FOREGOING SHALL NOT RELEASE BUYER OF ITS INDEMNITY OBLIGATION SET FORTH IN SECTIONS 5.3 AND 10, BUYER’S OBLIGATION TO PAY ITS SHARE OF ESCROW CANCELLATION FEES IN ACCORDANCE WITH THE PROVISIONS HEREIN.

SELLER’S INITIALS: /s/ PB BUYER’S INITIALS: /s/ JH

11.2 Seller Default. If Seller defaults under any of the terms of this Agreement prior to Closing and if such default is not cured within ten (10) days after receipt by Seller of written notice from Buyer, Buyer shall be entitled as the sole and exclusive remedy of Buyer to either: (1) terminate this Agreement and receive a refund of the Deposit; or (2) commence an action for specific performance, provided however that as a condition to specific performance Buyer shall have performed all of its obligations hereunder and waived all conditions for Buyer’s benefit. In no event shall Buyer be entitled to actual, punitive or consequential damages. Upon Closing, Buyer waives all Seller defaults known to Buyer.

11.2.1 If Seller defaults in any Section 8 representation or warranty that survives Closing, subject to Sections 13.9 and 13.10, or if Seller has any indemnity liability under Assignment Section 5, Buyer shall be entitled to seek actual damages in an amount not exceeding an amount equal to $70,000. In no event shall Buyer be entitled to punitive or consequential or other actual damages.

12. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (a) when personally delivered or delivered by reputable overnight courier service; or (b) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (c) when sent by facsimile before 5:00 p.m. Pacific time on a business day (as evidenced by a confirmation slip from sender’s fax machine showing the transmission date and time and recipient’s fax number) and otherwise on the next business day. Phone and email addresses are provided for convenience only and shall not constitute effective notice. Notices shall be addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller:	WLA Investments, Inc. 1301 Dove Street, Suite 1080 Newport Beach, CA 92660 Attention: Mr. Paul C. Belden Phone: 949 851 2020 Fax: 949 851 5854 Email: pbelden@wlainvestments.com
cc:	Milburn A. Matthews, Esq. Coontz & Matthews LLP 30448 Rancho Viejo Road, Suite 120 San Juan Capistrano CA 92675 Phone 949 240 3040 Fax 949 240 7540 Email mibs@coontzmatthews.com
If to Buyer:	Triple Net Properties LLC 1606 Santa Rosa Road, Suite 109 Richmond VA 23229 Attn: Gus Remppies Phone 804 285 1082 x 202 Fax 804 285 1376 Email gremppies@rocra.com
cc:	Triple Net Properties LLC 1606 Santa Rosa Road, Suite 109 Richmond VA 23229 Attn: Jay Olander Phone 804 285 1082 x 201 Fax 804 285 1376 Email jolander@rocra.com
cc:	Nancy Little, Esq. McGuire Woods One James Center 901 East Cary Street Richmond, VA 23219-4030 Phone 804 775 1010 Fax 804 698 2101 Email nlittle@mcguirewoods.com
If to Escrow Holder:	LandAmerica Title Company 1920 Main Street, Suite 1200 Irvine, CA 92614 Attn: Kathleen Huntsman, Escrow Officer Phone 949 930 9320 Fax 949 930 9393 Email huntsman@landam.com
If to Title Company:	LandAmerica American Title Company 2505 N. Plano Road, Suite 3100 Richardson, TX 75082 Attn: Debby S. Moore Phone 214 570 0200 Fax 214 570 0210 Email dmoore@landam.com

13. Miscellaneous Provisions.

13.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns. Seller’s rights under this Agreement shall not be assignable. Buyer’s rights under this Agreement shall be assignable: (a) any assignee(s) approved by Seller, or (b) to any one or two entities (one per apartment project) owned or controlled by, under common control with or otherwise affiliated with the originally named Buyer; provided in either case that: (1) such assignment shall be subject to a written assignment executed by assignor and assignee(s) in the form of Exhibit D which shall have been delivered to Seller and Escrow Holder at least three (3) business days prior to Closing; and (2) Seller shall be entitled to all assignment consideration.

13.2 Captions. The several headings and captions of the sections and subsections used herein are for convenience of reference only, and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

13.3. Entire Agreement: No Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Property, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. This Agreement shall not be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement, and the party who recorded the Agreement shall pay all reasonable costs in removing this Agreement of record.

13.4 Time of Essence. Time is of the essence with respect to the performance of all the terms, conditions and covenants of this Agreement.

13.5 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Texas. The parties agree to the exclusive jurisdiction and venue of the federal and state courts sitting in Nueces County, Texas.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement and any amendments may be executed and then delivered by fax which shall constitute effective execution and delivery.

13.7 Tax-Deferred Exchange. Buyer and/or Seller (“Exchangor”), at its option (but without expense, cost or liability on the part of the other party to this Agreement), may close the transfer of the Property as an exchange of real property qualifying under Section 1031 of the Internal Revenue Code of 1986, as amended (which may include distribution of Property tenancy-in-common interests to beneficial owners from Seller in redemption of their interest in Seller). If the Exchangor so elects, then (i) the Exchangor may delegate its obligations and assign its rights under this Agreement to a deferred exchange intermediary (an “Intermediary”); (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Exchangor pursuant to this Agreement and shall be without expense, cost or liability to the other party to this Agreement; (iii) Exchangor shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary shall have no liability to the other party, notwithstanding such delegation and assignment; and (v) the Closing of the transfer of the Property shall be undertaken by direct deed from Seller to Buyer.

13.8 Confidentiality. Buyer acknowledges that it is in the best interest of Buyer and Seller to maintain the confidentiality of the terms and provisions of this Agreement and the materials relating thereto. Except as required by law (Including required disclosures and filings, response to subpoenas and/or other legal disclosures and process) and as otherwise provided herein, neither Buyer nor Seller shall disclose any of the terms or provisions of this Agreement prior to the Closing to any person or entity not a party to this Agreement, nor, prior to the Closing shall Buyer issue any press release or make any public statement relating to this Agreement or Buyer’s intended use of the Property, and Buyer shall keep all materials provided or made available to Buyer by Seller, and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (Including matters relating to the environmental condition of the Property), whether obtained through documents, oral or written communications, or otherwise, (collectively, the “Information”), in the strictest confidence other than disclosure to Buyer’s consultants, attorneys, agents, employees and other third parties in connection with Buyer’s investigation of the Property. Under no circumstances shall any of the Information be used for any purpose other than the investigation of the Property in connection with its purchase by Buyer and contemplated under this Agreement. Buyer shall give notice of the confidentiality obligations set forth in this Section to its attorneys, auditors, consultants, accountants and any other third parties which Buyer may employ or with which Buyer may work in connection with this transaction and the investigations contemplated hereunder.

13.9 Survival. The following shall survive the Closing and delivery of the Deed: (1) any Buyer or Seller indemnifications expressly set forth in this Agreement or the Assignment; and (2) any Buyer or Seller covenants in this Agreement which expressly survive the Closing or are specified to be performed post-Closing. All Seller Section 8 representations and warranties and all Buyer Section 9 representations and warranties shall survive Closing for a period ending December 31, 2007 and will thereupon terminate except to the extent of any claims expressly specified in a lawsuit then filed and served. Except as provided above, upon completion of the Closing all other liability and obligations of Buyer and Seller shall terminate.

13.10 Limitation on Liability. Buyer acknowledges and agrees that its recourse against Seller under this Agreement for a default by Seller hereunder is limited to the remedies set forth in Section 11.2, and in no event shall Buyer seek or attempt to obtain any recovery or judgment against any other assets (if any) of Seller, or against any of Seller’s direct or indirect members, partners, directors, officers, employees or shareholders. Seller acknowledges and agrees that its recourse against Buyer under this Agreement for a Buyer default in its obligation to consummate the Closing hereunder is limited to the remedies set forth in Section 11.1, and in such case in no event shall Seller seek or attempt to obtain any recovery or judgment against any other assets (if any) of Buyer, or against any of Buyer’s direct or indirect members, partners, directors, officers, employees or shareholders.

13.11 SEC Acknowledgement. Seller acknowledges that Buyer may assign this Agreement per Section 13.1 to a publicly registered company (“Registered Company”) promoted by Buyer, in which case the Registered Company would be required to make certain filings with the Securities and Exchange Commission (“SEC Filings”) that relate to the fiscal year of the Registered Company most recently ended prior to the Closing plus the entire calendar quarters thereafter ended prior to the Closing (“Audit Period”) for the Property

Upon Buyer’s written request received after Closing but on or before December 31, 2007 (“Request”), Seller covenants to provided audited financial statements (including the delivery of a representation letter by Seller to such auditor in the form of Exhibit F (“Rep Letter”)), with such audit performed by LP Martin and completed on or before December 31, 2007. Buyer covenants to pay for the cost of the audit plus all of Seller’s out-of-pocket costs and expenses in connection therewith up to $5,000.

[signature page follows]

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

Seller:	Bay Point Resort Corpus Christi, L.P., a Texas limited partnership By: WLA Nevada, Inc., a Nevada Corporation, General Partner By: /s/ Paul C. Belden

Paul C. Belden, President y: WL
Buyer:	Triple Net Properties, L.L.C. a Virginia limited liability company By: /s/ Jeff Hanson

Title: Chief Investment Officer

Acceptance: The undersigned hereby accepts its appointment as Escrow Holder under the terms of the foregoing Agreement and agrees to follow the terms and provisions thereof as its escrow instructions in connection with the contemplated transactions acknowledges delivery and receipt of the foregoing Agreement executed by Seller and Buyer as of the date set forth below.

LandAmerica Title Company

By: /s/ Kathleen Huntsman
Kathleen Huntsman, Escrow Officer

Date: June 12, 2007

LIST OF EXHIBITS
A B C D E F	Deed Assignment and Bill of Sale Tenant Notice Sale Agreement Assignment List of Personalty Audit Rep Letter